EXHIBIT 99.2


NEW HOPE, Pa. Oct 31/PRNewswire/ -- Tel-Save Holdings, Inc. (NASDAQ:TALK), a nationwide provider of telecommunications services, announced today that it was advising ACC Corp. (NASDAQ:ACCC), in connection with its previously reported proposal to ACC of a Tel-Save/ACC merger, that it was now prepared to offer $50 in Tel-Save common stock for each ACC share of common stock, without regard to ACC's consummation of ACC's previously announced merger with US WATS, Inc.

Tel-Save also announced that it had acquired or contracted to acquire over ten percent (10%) of the outstanding stock of US WATS.

Tel-Save had reported late Wednesday that it had, in a letter to the Chairman of the Board of ACC, proposed, for consideration by the ACC Board of Directors at its November 6 meeting, a Tel-Save/ACC merger transaction. Tel-Save had indicated in the letter that it was prepared to offer in such a merger $50 in Tel-Save common stock per ACC share if ACC had not consummated (and was not committed to consummate) the US WATS merger, and an exchange rate of $40 in Tel-Save stock per ACC share if ACC had consummated (or was committed to consummate) such US WATS merger. Tel-Save noted that, as with the earlier proposal, the revised proposal could change after November 7, 1997.

Tel-Save reiterated that any such transaction between Tel-Save and ACC is subject, among other things, to the satisfactory completion of due diligence reviews, the negotiation of a mutually satisfactory agreement, approval thereof by the companies' respective boards of directors, the transaction being accounted for as a pooling-of-interests transaction, any necessary regulatory approvals and any necessary stockholder approvals, and that it was unable to
predict   whether  its  proposal  to  ACC  would  result  in  any  agreement  or combination.

Tel-Save Holdings, Inc. is a nationwide provider of telecommunication services utilizing its state-of-the-art telecommunications network -- One Better Net ("OBN"). Tel-Save headquarters are located at 6805 Route 202, New Hope, Pennsylvania 18938.